Information Statement Pursuant to Section
14(c) of the
Securities Exchange Act of 1934
                                                    (Amendment No.   )

Filed by the Registrant [x]

Filed by the Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Information Statement
[ ]      Definitive Information Statement
[ ]      Confidential, for use of the Commission only (as permitted by Rule
         14c-5(d)(2)

                                                      SKYFRAMES, INC.
                                (Name of Registrant as Specified In Its Charter)

                                                      SKYFRAMES, INC.
                                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X[      No Fee Required.
[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4)      Proposed maximum aggregate value of transaction:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:


         (2)      Form, Schedule or Registration Statement No.:


         (3)      Filing Party:


         (4)      Date Filed:



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                                                      SKYFRAMES, INC.
                                                 24351 Pasto Road Suite B
                                               Dana Point, California  92629

                                                   INFORMATION STATEMENT

                                             Mailing Date:  February 21, 2003

                                  We are not asking you for a proxy and you are
                                             requested not to send us a proxy


General

         This Information Statement is furnished to the holders of Common Stock, $.001 par value per share (the "Common Stock"), of Skyframes, Inc. (the "Company") on behalf of the Company in connection with a proposed amendment to the Certificate of Incorporation of the Company to change the name of the Corporation to Helsinki Scientific, Inc. or another name approved by the Board of Directors. This amendment has already been approved by the consent of persons holding 7,481,700 Shares, which is a majority of the 11,530,150 outstanding shares. YOU ARE NOT BEING ASKED FOR A PROXY NOR TO VOTE ON THIS MATTER. THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.

         The cost of this Information Statement will be borne by the Company.

Record Date

         The close of business on January 28, 2003, which is the date of the consent action by shareholders approving the amendment to its articles, was fixed as the record date pursuant to Section 228 of the Delaware General Corporation Law ("DGCL").

         The voting securities of the Company are the shares of its Common Stock, of which 1,000,000 shares were issued and outstanding as of July 5, 2002. All outstanding shares of Common Stock are entitled to one vote on each matter submitted for voting at the Meeting.

Beneficial Ownership of Common Stock

         Principal Shareholders, Directors and Officers. The following table sets forth the beneficial ownership of the Company's Common Stock as of January 28, 2003 by each person known to the Company to own more than five percent(5% of the Company's Common Stock and by each of the Company's current directors, and by all directors and officers of the Company as a group. The table ha been prepared based on information provided to the Company by each shareholder.


                                                                                                           Preliminary Copy

                                                          Amount of
     Name and                                            Beneficial                         Percent of
      Address                                           Ownership(1)                           Class

Chester A. Noblett, Jr.
Chairman (2)                                             2,500,000                             21.7%

Jehu Hand(3)                                             3,203,250                             27.8%
24351 Pasto Road, Suite B
Dana Point, California 92629

Grey Pierson(2)                                          2,750,000                             23.6%
c/o Pierson & Behr
101 East Randol Mill Road, Suite 105
Arlington, Texas 76001

Gilbert J. Fin
Chief Technical Officer                                  1,200,000                             10.4%
32432 Alipaz, Suite M
San Juan Capistrano, CA 92675

Kimberly Peterson                                        1,528,450                             13.3%
24351 Pasto Road, Suite B
Dana Point, California 92629

All officers and
  directors as a group
  (2 persons)                                            3,700,000                             32.0%

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security). The address of this person is c/o the Company. (2) Mr. Noblett beneficially owns 2,500,000 shares which are held in trust by the law firm of Pierson & Behr, Arlington, Texas. A principal of such firm, Grey Pierson, also owns 250,000 shares. Mr.
Pierson disclaims beneficially ownership of the shares held by him in trust.
(3) Mr. Hand controls a family limited partnership which is the record owner of 2,868,250 shares, and the remaining 335,000 shares are held by him in trust. Neither Mr. Hand nor any household member is a beneficiary of this trust and he disclaims beneficial ownership of the 335,000 shares held in the trust.



         As of Janaury 28, 2003, there were approximately 120 shareholders of record.

                                                              Preliminary Copy
                                                      PROPOSAL NO. 1:
                                          AMENDMENT OF ARTICLES OF INCORPORATION
                         INCREASE OF AUTHORIZED SHARES OF COMPANY'S COMMON STOCK

         The stockholders holding a majority of the common stock have approved an amendment to Article 1 of the Company's Certificate of Incorporation to change the name of the Company to "Helsinki Scientific, Inc." or such name as may be selected by the Board of Directors.

         The Board of Directors has proposed the name change to reflect the Company's decision to rescind the acquisition of Skyframes, Inc., a Texas corporation engaged in satellite communications.

         The amendment will be filed with the Delaware Secretary of State no less than twenty days after the mailing of the Information Statement.



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